Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION UPDATES
EXPECTATIONS FOR FOURTH QUARTER 2007
Irvine, California — January 8, 2008 — Newport Corporation (NASDAQ: NEWP) today announced three items that are expected to materially impact its results for the fourth quarter of 2007 compared with the guidance provided by the company in October 2007.
     The company now expects that its new orders received in the fourth quarter of 2007 will be in the range of $128 million to $130 million, exceeding the guidance of approximately $110 million to $115 million provided in October 2007. Orders at this level would represent the highest level of orders in any quarter in Newport’s history. Specifically, the company highlighted a single order for approximately $9 million for its DynamYX precision motion systems from a semiconductor capital equipment manufacturer. This order is for multiple motion systems to be delivered beginning in the second quarter of 2008 and continuing into 2009.
     Robert J. Phillippy, Newport’s president and chief executive officer, said, “As we conclude our 2007 fiscal year, we are very encouraged by this record level of new orders. The momentum we are generating in our markets will allow us to begin the new year with a strong backlog and will position us well for a return to revenue growth in 2008. As a further indication of this momentum, we are confident that our consolidated revenue for the fourth quarter of 2007 will be at or slightly above the high end of the guidance range of $110 million to $115 million we provided in October 2007.”

     The company also anticipates that its fourth quarter earnings per diluted share will be higher than the guidance range of $0.16 to $0.20 provided in October 2007 due to the net impact of two items: a partial reversal of the valuation allowance recorded against its deferred tax assets, offset in part by charges to cost of sales, primarily in its Lasers Division.
     The company reported that it will record a credit to its tax provision of approximately $15 million to $20 million to reverse a portion of the valuation allowance recorded against its deferred tax assets. The company established the valuation allowance in 2002, and the allowance totaled approximately $48 million at September 29, 2007. Based on the company’s anticipated pre-tax income for the fourth quarter of 2007, which will result in the company having recorded cumulative pre-tax profits over the last three years, as well as its currently projected pre-tax income for 2008 and 2009, the company has determined that it is appropriate to release a portion of the valuation allowance. The timing and amount of future reversals of the valuation allowance are dependent upon a number of factors, including the actual pre-tax profit generated by the company, its forecasted profitability in future periods and the balance between the earnings generated in the U.S. and overseas.
     The company also announced that it anticipates recording charges to cost of sales in the fourth quarter of 2007 totaling approximately $2.5 million to $3.5 million, due primarily to an inventory adjustment in its Lasers Division. These charges will cause its overall fourth quarter gross margin to be below the range of 40% to 42% provided in October 2007, and will negatively impact the company’s earnings per diluted share.
     Mr. Phillippy concluded, “While we are disappointed by these charges and their impact on our overall gross margin and profitability, we believe that the actions we are taking in the Lasers Division will prevent charges of this type from recurring in 2008 and will allow us to improve our profitability going forward.”
     The company noted that it will be discussing its expected financial results for the fourth quarter and full year 2007, as well as its outlook for 2008, at the 10th Annual Needham & Company Growth Conference today, January 8, 2008, at 11:30 am Eastern Time. This presentation can be heard through a live audio webcast available at www.newport.com/investors and www.wsw.com/webcast/needham21/newp. The company also noted that it will discuss its actual results and outlook for these periods in more detail in a press release and conference call on January 30, 2008.

ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell Microcap Index.
SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation, (i) Newport’s expected orders, revenue, gross margin and earnings per diluted share for the fourth quarter of 2007, (ii) the expected partial fourth quarter reversal of the valuation allowance established for its deferred tax assets, (iii) anticipated fourth quarter charges to cost of sale and, the negative impact of such charges on the company’s earnings per diluted share and gross margin, and (iv) statements made by Robert J. Phillippy regarding the company’s expected revenue growth in 2008, the prevention of future such charges to cost of sales and improved profitability that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 30, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; ability to successfully integrate businesses recently acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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